POWER OF ATTORNEY

The undersigned officer or Board member of the Funds listed on Attachment A hereby constitutes and appoints James Bitetto, Joseph M. Chioffi, Sonalee Cross, Janette E. Farragher, Maureen E. Kane, Sarah S. Kelleher, Bennett A. MacDougall, Jeff S. Prusnofsky and Natalya Zelensky, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing), to sign the Fund's Registration Statement on Form N-1A (and any and all amendments, including post-effective amendments, thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Effective March 30, 2018, this document hereby revokes in its entirety the Power of Attorney executed March 9, 2017 by the undersigned.

Except as otherwise specifically provided herein, this Power of Attorney shall not in any manner revoke in whole or in part any power of attorney that the persons whose signatures appear below previously executed.  This Power of Attorney shall not be revoked by any subsequent power of attorney that the persons whose signatures appear below may execute, unless such subsequent power specifically provides that it revokes this Power of Attorney by referring to the date of execution of this document or specifically states that the instrument is intended to revoke all prior powers of attorney.

/s/ Bradley J. Skapyak Bradley J. Skapyak President (Principal Executive Officer)	February 14, 2018
/s/ James Windels James Windels Treasurer (Principal Financial and Accounting Officer)	February 14, 2018
/s/ Joseph S. DiMartino Joseph S. DiMartino Board Member	February 14, 2018
/s/ Peggy C. Davis Peggy C. Davis Board Member	February 14, 2018

/s/ David P. Feldman David P. Feldman Board Member	February 14, 2018
/s/ Joan L. Gulley Joan L. Gulley Board Member	February 14, 2018
/s/ Ehud Houminer Ehud Houminer Board Member	February 14, 2018
/s/ Lynn Martin Lynn Martin Board Member	February 14, 2018
/s/ Robin Melvin Robin Melvin Board Member	February 14, 2018
/s/ Martin Peretz Martin Peretz Board Member	February 14, 2018

STATE OF NEW YORK ) ) ss COUNTY OF NEW YORK )

On February 14, 2018 before me, the undersigned, personally appeared the above-named individuals, each personally known to me or proved to me on the basis of satisfactory evidence to be the individuals whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their capacities, and that by their signatures on the instrument, the individuals, or the person upon behalf of which the individuals acted, executed the instrument.

WITNESS my hand and official seal.
/s/ Gina M. Gomes Notary Public

ATTACHMENT A

Advantage Funds, Inc

Dreyfus Growth & Income Fund, Inc.

Dreyfus Index Funds, Inc.

Dreyfus International Funds, Inc.

Dreyfus Manager Funds II

Dreyfus Midcap Index Fund, Inc.

Dreyfus New Jersey Municipal Bond Fund, Inc.

Dreyfus Premier Investment Funds, Inc.

Dreyfus Research Growth Fund, Inc.

Dreyfus Stock Index Fund, Inc.

Dreyfus Variable Investment Fund